Exhibit 99.1

 MuniMae Announces Reverse Stock Split and Company Name Change

BALTIMORE, Sept. 25, 2014 /PRNewswire/ -- Municipal Mortgage & Equity, LLC (OTCQB: MMAB) (the "Company,"), a Delaware limited liability company, today announced a one-for-five (1-for-5) reverse stock split and a name change to MMA Capital Management, LLC. Both actions will be effective as of close of business on Monday, September 29, 2014.

"In order to improve the tradability of our shares and potentially regain access to a nationally recognized stock exchange, the Board of Directors of the Company has determined that there will be a one-for-five (1-for-5) reverse stock split effective on Monday, September 29th," stated Michael Falcone, Chief Executive Officer. Mr. Falcone continued, "We would like to trade on one of the nationally recognized exchanges before year end. One of the many steps to fulfill that goal includes having a trading price that is consistently above the minimum price set by the national exchanges. By effectuating this reverse stock split, we should trade comfortably above that minimum."

As part of the reverse stock split fractional shares may be created for certain shareholders. Any fractional shares created by the reverse stock split shall be redeemed by the Company at a price that is equal to our closing price on September 26, 2014, as adjusted for the reverse stock split. Shareholders that hold shares in either certificate or book entry form with the Company's transfer agent, Broadridge Corporate Solutions, Inc. ("Broadridge"), will receive instructions directly from Broadridge with respect to their shares. Shareholders that hold their shares through a broker generally do not have to take any actions and the shares will automatically adjust in their brokerage accounts. Any questions on the changes in a brokerage account should be directed to the shareholder's specific broker, rather than the Company.

As part of the reverse stock split, all employee share awards, including both share awards and stock option awards that have been granted but not yet issued, will be adjusted proportionately with respect to number of awards, exercise price for stock options and price-based vesting requirements. This action will not change any other terms of the employee share awards, such as time-based vesting requirements. Furthermore, the maximum number of shares authorized under both employee and non-employee share plans will be reduced proportionately and the maximum authorized shares under the buyback program will be reduced accordingly from seven million to 1.4 million. Following the reverse stock split, our June 30, 2014 common shareholders' equity per share would be approximately $9.69 and the maximum buyback price used for the Company's buyback program will be increased to $9.60 per share.

In a separate corporate action, the Company will adopt a new name, MMA Capital Management, LLC, or MMA Capital for short, concurrent with the reverse stock split. The Company believes it is the right time to adjust its name to reflect the change from the historical tax-exempt debt and equity focus to a name which is more representative of its current and expected broader investment platform going forward. According to Mr. Falcone, "with the sale of our TE Bond subsidiary last year and the conversion to a corporation for tax purposes, it seems time to move away from the MuniMae name with its tax-exempt implications. We believe that MMA Capital Management is a name that ties our past and future together." Although we are renaming the Company as whole, our current major business lines will continue to operate under the brand names MuniMae and IHS, for the tax-exempt bond and international investment management businesses, respectively.

As part of the renaming process our website homepage will become www.mmacapitalmanagement.com and our current homepage, www.munimae.com, will automatically redirect to the new web address. These changes, plus updates to our Company logo, will become effective on September 29, 2014.

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.munimae.com

CONTACT: MuniMae, Brooks Martin, Investor Relations, 855-650-6932